EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES COMMENTS ON NOTICE BY CRESCENDO GROUP

Bensalem, PA, January 15, 2008 - Charming Shoppes, Inc., (NASDAQ-CHRS), a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today confirmed that it has received notice that Crescendo Partners II L.P., Series Q, intends to nominate three individuals, including two hedge fund representatives, for election to Charming Shoppes’ Board of Directors at the Company’s 2008 Annual Meeting of Shareholders.  The Company issued the following statement:

Charming Shoppes’ Board of Directors and management team are committed to acting in the best interests of the Company and its shareholders.

We have had extensive conversations with the group and are prepared to have continuing conversations with them as long as they are constructive.  However, the Board of Directors will not be distracted from its focus on the best interests of all Charming Shoppes shareholders by the threat of a proxy contest from a dissident shareholder group.

Charming Shoppes Board of Directors is independent, diverse and open-minded, and its interests are closely aligned with those of all Charming Shoppes shareholders.  Our Board, which is comprised of eight directors, seven of whom are independent, is actively engaged in the strategy of the Company and is committed to building value for all shareholders.

Additional Information:

Charming Shoppes, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2008 Annual Meeting of Shareholders.  The Company plans to file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the Annual Meeting.  Information concerning persons who may be considered participants in the solicitation of the Company’s shareholders under the rules of the SEC is set forth in public filings filed by the Company with the SEC, including its proxy statement relating to its 2007 Annual Meeting of Shareholders, and will be set forth in its proxy statement relating to its 2008 Annual Meeting of Shareholders.  These documents may be (currently or when filed with the SEC) obtained free of charge at the SEC’s website at http://www.sec.gov and the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-sec or MacKenzie Partners at 1-800-322-2885 or via email at proxy@mackenziepartners.com.

Charming Shoppes, Inc. operates 2,455 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET™, PETITE SOPHISTICATE® and PETITE SOPHISTICATE OUTLET™.  Apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders:  Lane Bryant Woman, Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's.  Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
(215) 638-6955

Dan Burch / Jeanne Carr
MacKenzie Partners, Inc.
212-929-5500

Matthew Sherman / Andrea Priest
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449